CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF WALGREENS PROPERTY

NEW YORK, NY, January 19, 2012 — American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it closed on the acquisition of a Walgreens drug store located in Eastpointe, Michigan. The total purchase price for this property was approximately $3.8 million, exclusive of customary closing costs.

The property consists of a freestanding one-story building and contains approximately 15,120 square feet. It is leased to Walgreen Co., which carries an investment grade credit rating, as determined by major credit rating agencies. The initial term of the lease is 20 years, with approximately 7 years remaining. This lease expires in January 2019, with eight five-year options to renew.

“We are extremely pleased to have purchased this additional Walgreens property,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of ARCP. “It will further enhance our portfolio by adding strong current income derived from rents paid by an investment-grade rated tenant, with potential upside from both vintage in-place rents and property valuations significantly below replacement cost. This acquisition is indicative of the robust buying opportunities available to us. Our total portfolio purchase price increases to approximately $157.3 million as a result of this purchase. Since closing our secondary offering in early November, we have acquired 29 properties. Our total portfolio presently consists of 92 properties leased to seven tenants in six industry groups.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.

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